As filed with the Securities and Exchange Commission on September 16, 1996
                                                       Registration No. 333-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        Laser Master International, Inc.
             (Exact name of registrant as specified in its charter)

                                   11-2564587
                          (I.R.S. employer I.D. Number)

                                1000 First Street
                           Harrison, New Jersey 07029
                                 (201) 482-7200
       (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Office)

                             Joseph A. Baratta, Esq.
                               Baratta & Goldstein
                                Attorneys At Law
                                597 Fifth Avenue
                            New York, New York 10017
                                 (212) 750-9700
       (Address, including zip code, and telephone number, including area code, of agent for service of process)

     Approximate date of commencement of proposed sale by the selling shareholders to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   CALCULATION OF REGISTRATION FEE
=======================================================================================================
Title of each Class          Proposed Maximum    Proposed Maximum    Amount of
of Securities                Amount to be        Offering Price      Aggregate Offering    Registration
to be Registered             Registered          Per Share Unit      Price                 Fee
- -------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share             4,572,372(1)        $1.187(2)           $5,427,405.56         $1,085.48

- ----------
     (1) Includes 3,397,372 shares of Common Stock issued by the Company; 800,000 shares of Common Stock underlying Common Stock Warrants issued by the Company and 375,000 shares of Common Stock underlying Common Stock Options issued by the Company.

     (2) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the average of the bid and asked price of the common stock, par value $.01 per share ("Common Stock") of Laser Master International Inc. On September 12, 1996 as reported on the National Association of Securities Dealers, Inc.'s Automated Quotation System.

                              --------------------

The Registrant hereby amends this Registration Statement on such day or date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 until the Registration Statement shall become effective as the Commission, acting pursuant to said Section 8(a) may determine.

                           --------------------------
                              Cross Reference Sheet
                              Pursuant to Rule 501

                                                    Caption and Location in
Form S-3                                            Prospectus or Registration
Item No.   Information Called For By Item           Statement
- --------   ------------------------------           --------------------------

  1        Forepart of the Registration Statement   Forepart of the Registration
           and Outside Front Cover Page of          Statement and Outside Front
           Prospectus.............................  Cover Page of Prospectus

  2        Inside Front and Outside Back Cover      AVAILABLE INFORMATION;
           Pages of                                 DOCUMENTS INCORPORATED BY
           Prospectus.............................  REFERENCE; Outside Back
                                                    Cover Page of Prospectus

  3        Summary Information, Risk Factors......  RISK FACTORS, Page I-5

  4        Use of Proceeds........................  USE OF PROCEEDS, Page I-8

  5        Determination of Offering Price........  Outside Front Cover Page of
                                                    Prospectus; DETERMINATION OF
                                                    OFFERING PRICE, Page I-8

  6        Dilution...............................  Inapplicable

  7        Selling Security-Holders...............  SELLING STOCKHOLDERS,
                                                    Page I-8

  8        Plan of Distribution...................  Outside Front Cover Page of
                                                    Prospectus; PLAN OF
                                                    DISTRIBUTION, Page I-10

  9        Description of Securities to be
           Registered.............................  DESCRIPTION OF COMMON STOCK,
                                                    Page I-10

 10        Interests of Named Experts and
           Counsel................................  INTEREST OF NAMED EXPERTS
                                                    AND COUNSEL;  Page I-11

 11        Material Changes.......................  Inapplicable

 12        Incorporation of Certain Information
           by Reference...........................  INCORPORATION OF CERTAIN
                                                    INFORMATION BY REFERENCE,
                                                    Page I-11


 13        Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities............................  INDEMNIFICATION, Page I-11

 14        Other Expenses of Issuance and
           Distribution...........................  Other Expenses of Issuance
                                                    and Distribution, Page II-1

                                                    Caption and Location in
Form S-3                                            Prospectus or Registration
Item No.   Information Called For By Item           Statement
- --------   ------------------------------           --------------------------

 15        Indemnification of Directors and
           Officers...............................  Indemnification of Directors
                                                    and Officers, Page II-1

 16        Exhibits...............................  Exhibits, Page II-1

 17        Undertakings...........................  Undertakings, Page II-3

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


               SUBJECT TO COMPLETION, DATED SEPTEMBER     , 1996
                                   PROSPECTUS

                                4,572,372 Shares

                        Laser Master International, Inc.

                                  Common Stock

     This Prospectus relates to the subsequent resale or offer for sale by Selling Stockholders (as hereinafter defined) of up to 4,572,372 shares (the Shares) of Common Stock, par value $.01 per share ("Common Stock"), of Laser Master International, Inc. ("Laser Master" or the "Company"), a New York corporation, including 3,397,372 Shares currently owned by the Selling Stockholders and 800,000 Shares which may be acquired upon the exercise of Warrants and 375,000 Shares which may be acquired upon the exercise of Options acquired from the Company. The distribution of the Shares may be effected in one or more transactions through one or more transactions through one or more brokers or dealers, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated.

     Upon any sale of the Shares covered by this Prospectus, Selling Stockholders and any participating brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Act"), and commissions or discounts or any profits realized on the sale of such Shares received by Selling Stockholders and such brokers or dealers may be deemed to be underwriting commissions or discounts within the meaning of the Act.

     The Common Stock of the Company is listed on the NASDAQ(SM) Pink Sheets under the symbol "LMTI". On September 12, 1996, the last sale price of the Common Stock as reported by NASDAQ was $1.187 per share.

     The expenses of this offering will be paid by the Company.

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page I-5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus, is September    , 1996.

                                 --------------

                              AVAILABLE INFORMATION

                                 --------------

     The Company is subject to the information requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information can be inspected and copied at the Public Reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549, as well as the Regional Offices of the Commission at CITICORP Center 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 "A" Street, N.W., Washington, D.C. 20006-1500, on which certain of the Company's securities are listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be obtained, together with other information about the Company, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates.

                                 --------------

                       DOCUMENTS INCORPORATED BY REFERENCE

                                 --------------

     There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K/SB for the year ended November 30, 1995, Forms 10-QSB and 10-QSB/A (No.1) for the fiscal quarter ended February 29, 1996, and Forms 10-QSB and 10-QSB/A (No. 1) for the fiscal quarter ended May 31, 1996 and the Company's current reports on Forms 8-K filed May 7, 1996, May 21, 1996, May 23, 1996 and July 11, 1996 heretofore with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to determination of the offering of the Securities offered by the accompanying Prospectus Supplement shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of the Prospectus has been delivered on written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to the offices of the Company, (1-800-78-LASER) 1000 First Street, Harrison, New Jersey 07029, attention Mendel Klein, President.

                                 --------------

                                   THE COMPANY

                                 --------------

General

     Laser Master International, Inc. ("Laser Master" or the "Company") is a New York Corporation, incorporated on May 5, 1981, originally under the name Lasercraft Industries, Inc. Prior to said date, and in October 1980, in accordance with a specific plan or reorganization of companies under common control and exchange of stock, the Company was organized as a holding company for purposes of acquiring all the issued and outstanding Common Stock of Flexo-Craft Prints, Inc., Utmost Office Supplies, Inc. and 185 Front Street Realty Corp.

     The Company, through its wholly-owned subsidiaries, is engaged in the use of a computerized laser system to accomplish Flexographic printing for industrial and commercial printing and engraving and counts among its customers large corporations, some of which are listed on the New York Stock Exchange.

     The Company's executive offices and plant facility are located at 1000 First Street, Harrison, New Jersey 07029 (telephone number 1-800-78-LASER). Harrison Realty Corp. ("Harrison Realty"), a wholly-owned subsidiary of the Company owns the real property at 1000 First Street in Harrison, New Jersey. Flexo-Craft Prints, Inc., ("Flexo-Craft"), another wholly-owned subsidiary of the Company, is qualified to do business in the State of New Jersey.

Flexo Craft (Process)

     The principal process of Flexo-Craft is the use of a Zed laser in the manufacturing of its products. The Zed laser process emits a "coherent" wave length (color). A large degree of control is afforded and as a consequence, exceptionally high density of power can be delivered to a well defined area by focusing the light energy. Using a computer driven system, the laser beam makes grooves in the form of designs and patterns on to a rubber material. The rubber material is then sealed on a steel or aluminum cylinder which is then placed on a printing press. In the heat transfer printing process, the ink is injected into the grooves using a computer driven process and then the rubber coated cylinder prints on heat transfer paper. The heat transfer paper is sold to manufacturers who then seal it onto textile materials. The same process is used for gift wrap paper, except the paper itself is the final product. One of the six color presses prints heat transfer paper and the other eight color press prints gift wrap paper.

     The principal parts of the laser system are the scanning mechanism, rotating cylinders and axial scanning platform. In operation, artwork is mounted on a cylinder. As the artwork cylinder rotates, the helium neon laser scanning head reads tonal or line values of a single circumferential scan. A memory stores the data and matches it to the 360 degree rotation of the printing roller. The controlled output of the Everlase Co2 Laser is optically deflected from the laser enclosure through metal tubes to the engraving head. The collimated laser beam can be safely projected over large distances without distortion or inaccuracy. As the cylinder rotates, the scanning-engraving heads move axially between the grooves. The laser receives appropriate commands from the micro-processor insert. A control panel integrates the controls of the Co2 laser with the engraving mechanism.

     The patterns and designs as created and prepared by artists on multi-colored photographic film segments are fed into the computer, which is an integral part of the laser system. Colored photographic film segments are fed into the computer (this service is contracted out by the Company) and thereafter engraves, on a fully automated basis, each dedicated groove of the design simultaneously, yet separately, for each color. The Company, by this method, is able to service many diverse industries that require material in their own production. Due to the exactness of the engraving by the laser ray, the grooves of the design are so true that the impregnation of specific colored inks in the subsequent printing process produce perfect images. To the best of the Company's knowledge, there is only one major and three minor competitors in the continental United States that operate a comparable version of the laser concept and a subliflex flexographic printing press which accommodates fewer colors and produces material of a substantially narrower width.

     The Company acquired a new eight ink color press which was put into full operation in July 1996. The new eight color press can print on either heat transfer or gift wrap paper. The new eight color press also allows the Company to print for the wallpaper, home furnishings and carpet industries. The eight color press is three times faster than the newest six color presses. The Company receives patterns from customers and also designs its own patterns using a computerized color separating system. The Company has an extensive inventory of rubber coated cylinders and designs with engravings that can be continually reused in its process.

Competition

     While the Company counts among its customers some companies listed on the New York Stock Exchange, it does not depend upon any one customer or supplier for more than 10% of its business. The Company does not have or depend upon any trademark, license or franchise in its business. To the best of the Company's knowledge, there is only one major and three minor competitors in the continental United States that operate a comparable version of the laser concept as described herein.


Environmental Matters

     The Company is unaware of any violation of any provisions, either Federal or State, with respect to the discharge of materials into the environment.

Employees

     As of September 12, 1996, the Company employed seventy-five employees of which seventy are full time employees. Four Executive Officers are engaged in supervisory and administrative duties. The Company employs seventy Employees as production employees who are members of Local 17-18 of the United Production Workers. The Company is a Member of an Association that has a Collective Bargaining Agent with AFL CIO Local 17-18 of the Production Workers Union. While the Company enjoys favorable relations with its employees, there can be no assurance that such a relationship will continue. See Risk Factors herein.

Properties

     The Company's wholly-owned subsidiary, Harrison Realty Corp., owns the real property containing a single story building of approximately 240,000 square feet, in which the Company's offices and plant facility are located. The property is presently encumbered with a first and second mortgage (See risk factors herein). The Company presently utilizes approximately 51% of the building and property. Harrison Realty Corp. has leased approximately 49% of the premises to two non affiliated tenants.


                            This Space Intentionally
                                   Left Blank

                                  Risk Factors

     Prospective investors should review carefully and consider the factors described under "Risk Factors".

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Therefore, each prospective investor should consider very carefully certain risks and speculative factors inherent in and affecting the business of the Company prior to the purchase of any of its common stock as well as all of the other matters set forth herein. The Company refers each prospective investor to the 10-KSB Report filed for the fiscal year ended November 30, 1995 and to the 10-QSB and 10-QSB/A (No.1) Reports for the period ending February 29, 1996, and to the 10-QSB and 10-QSB/A (No. 1) for the period ending May 31, 1996 as well as the Form 8K Reports all of which are incorporated by reference herein. Certain of these risks and speculative factors are as follows:

     1. New Industry. The primary business of the Company is the use of the laser process as applied to the industrial and commercial printing and engraving industry and while the Company has achieved success in this area, the use of lasers, specifically in the printing and engraving area, is a relatively new concept. There can be no assurance that the Company will be able to continue utilization of lasers without upgrading its technology which may require substantial additional capital in order to maintain the Company's machinery and equipment at a high level of efficiency.

     2. Changing Technology. The field of lasers is an ever-expanding and changing area of technology. The Company's ability to compete successfully in the markets in which it engages will depend upon the Company's ability to develop and acquire new and improved laser technologies so as to be in a position to compete with new companies which may enter into the laser printing and engraving business.

     3. Competition. The utilization of the laser in the industrial and commercial printing business is a relatively new concept and to the Company's knowledge there are less than five companies in the United States utilizing the laser concept in a similar manner as that of the Company. There can be no assurance that companies with greater financial and technical capabilities will not enter into the textile printing and engraving market. It is possible that the Company may experience increased competition from companies with more technically oriented personnel. The Company may not be able to compete successfully with such companies because of its limited capital and technical ability and may be subject to inherent risks in the area of the business it is involved in.

     4. Dependence on Equipment Manufacturer. There is only one manufacturer of the type of laser device utilized by the Company and therefore the Company is dependent upon the manufacturer of the laser device utilized in its printing and engraving business. The manufacturer of the printing equipment may at its option elect to increase significantly prices which it charges the Company for parts and related equipment and in addition may also generally increase its prices for its laser product so that the Company's intended purchase of new laser equipment may be subject to significant price increases which may materially and adversely affect its working capital position and/or may require additional financing from borrowing or equity offerings.

     5. No Patent Protection. The Company does not have any patent protection with respect to the utilization of the laser process and there is no assurance that the laser process being utilized by it may not be improved upon by other companies or that the Company's technology in its present state duplicated and utilized by existing competitors of the Company.

     6. Dependence on Key Personnel. At the present time the Company is dependent on its President, Mendel Klein. The loss or incapacity of Mendel Klein may be detrimental to the business operation of the Company. The Company's successful operations in the future will necessarily depend on its ability to employ additional executive personnel and there can be no assurance that the Company may be able to attract qualified personnel.

     7. No Key Man Life Insurance. At the present time the Company does not have a life or disability insurance policy on Mr. Mendel Klein the Company's Chairman and President. In the event of Mr. Klein's death or incapacity the Company may suffer adverse management effects, and may not be able to attract and/or retain a suitable replacement for Mr. Klein.

     8. Insider Control. Upon exercise of all stock options granted by the Company to the shareholders, officers and directors and key employees of the Company, the officers, directors and key employees of the Company will own a majority of all shares of Common Stock outstanding, and accordingly will be able by virtue of their stock holdings to control the affairs and policies of the Company (see

"Management" and "Principal Shareholders" as described in the Form 10-K/SB incorporated herein by reference.) The company, on January 19, 1996, effective January 2, 1996, entered into three (3) Employment Agreements with Messrs. Abraham Klein, Dov Klein and Hershel Klein and granted an aggregate of 3,450,000 options to purchase 3,450,000 shares of common stock at $1.00 per share over a period of ten (10) years at the rate of 345,000 options per year. The employment agreements further provide the employee at his option may renew the employment agreement at the end of the 5 year term by providing written notice of renewal 180 days (6 months) to the Company to renew the agreement under the same terms and conditions of the original employment agreement, or in the alternative to be paid the sum of $150,000 per annum without any additional stock options as provided in the initial employment agreement. The initial employment contracts provide for salary compensation of $50,000 per annum in addition to 115,000 stock options at $1.00 per share to purchase 115,000 shares of the Common Stock of the Company per employee each year as long as employee is employed by the Company and is in good standing. The Company has agreed to grant piggyback cost free registration rights to each employee for option shares awarded as part of the compensation to be paid by the Company. Messrs. Abraham Klein, Dov Klein and Hershel Klein are related to Mendel Klein, President and Chairman of the Board of the Company. Mr. Mendel Klein disclaims any beneficial ownership of the shares to be awarded to Messrs. Abraham Klein, Dov Klein and Hershel Klein. The Company has the option to transfer any of the stock options granted herein to an employee qualified or non-qualified stock option plan during the term of the employment agreements. The Company does not have an independent audit or compensation committee, and while the company intends to establish an audit and compensation committees in the near future, there is no assurance that it will do so.

     9. Previous Earnings. The Company had losses of $178,957 for the fiscal year ended November 30, 1995. For the six months ended May 31, 1996 the Company had losses of approximately $116,000. There can be no assurance that the Company will not continue to sustain losses or to be able to achieve positive earnings in the future.

     10. No Dividends. The anticipated capital requirements of the Company are such that its earnings, if any, will be applied to such requirements. Further there are not assurances that the Company may ever have earnings in the future. Therefore, the purchasers of the shares offered hereby may not expect to realize a return on their investment in such shares in the form of dividends in the foreseeable future, if ever.

     11. Public Market Trading. The Company is currently trading on the NASDAQ Bulletin Board Trading System and not on the National Over the Counter Computerized Trading Market System. While the Company meets the capital requirements to be listed on the NASDAQ Small Cap Trading System, it does not meet the minimum price quotation. There is no assurance that the Company may be able to meet that qualification within the next 90 to 180 days of trading, or that it will continue to qualify for trading on the NASDAQ Bulletin Board Trading System.

     12. Shares eligible for future sales. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. Upon closing of the Company's recently completed private placement, the Company had a total of 10,229,656 shares of Common Stock outstanding and 21,175,000 shares reserved for issuance (herein after collectively, "Reserved Securities") pursuant to the Company's Qualified Stock Option Plan and Non-Qualified Stock Option Plan for Directors, Officers and Consultants approved by shareholders, and upon the exercise of outstanding options, warrants (including the Warrants) the rights to exercise same.
(See Selling Stockholders herein for itemization of options and warrants granted and subject to this registration.). The Company presently has 10,538,349 shares of Common Stock issued and outstanding, 3,515,977 are freely tradeable without restriction under the 1933 Act and the remaining 7,022,372 shares of Common Stock (comprised of 3,625,000 shares of stock owned by Mr. Mendel Klein, the president and chief executive officer of the Company and 3,397,372 shares subject to the within registration, see Selling Stockholders herein) are "restricted securities" as defined by Rule 144 promulgated under the 1933 Act.

     13. Rule 144 Shares and Registration Rights. Approximately 3,625,000 of the presently outstanding shares of the Company's Common Stock are owned by Mr. Mendel Klein the Company's President and Chief Executive Officer. These shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act and may be sold only in compliance with such Rule or pursuant to registration under the Act or pursuant to another exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of (i) 1% of the Company's then outstanding Common Stock or (ii) the average weekly volume of trading of such Common Stock as reported during the preceding four calendar weeks and certain non-affiliated persons may sell without regard to such restrictions after holding such securities for three years. The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements or otherwise, may have on any then prevailing market price for the Company's securities although it is likely that sales of a large number of securities would depress such market price.

     14. Dilution. Investors participating in this Offering may experience substantial dilution in the net tangible book value of their investment of common stock purchased herein. Additional dilution may also be incurred upon the exercise of outstanding options and warrants, granted under the Company's stock option plans in addition to options granted to officers, directors, employees and consultants of the Company.

     15. Trading Market Liquidity. Investors should be aware that 845,000 shares of common stock ,or a portion thereof, subscribed to under the Company's recently completed private placement may be subject to a Regulation S exemption, or Rule 144 of the Securities Act. Any applicable exemptions may have an adverse impact upon the trading market of the Company's Common Stock.
Mr. Mendel Klein, President and Chief Executive Officer of the Company owns approximately 3,625,000 shares of the Company's Common Stock which shares are eligible to be sold pursuant to Rule 144 of the Securities Act.


     16. Ability to Continue to Increase Productivity. The Company anticipates an increasing amount of orders for its products from current and new customers. It will only be able to fill the increase in orders and increase its business and profitability dependent upon the performance of its high tech equipment.

     17. Labor Relations/Union Contracts The Company employs 70 employees as production employees who are members of Local 17-18 of the United Production Workers. The Company is a Member of an Association that has a Collective Bargaining Agent with AFL CIO Local 17-18 of the Production Workers Union. While the Company presently enjoys favorable relations with its employees, there can be no assurance that such relationship will continue.

     18. Equipment Operation. The Company has expended a substantial amount of its working capital and credit line availability in the development of an eight color press which will enable the Company to provide its product on a mass volume basis for its customers. The Company experienced significant time delays and expense with the start-up of the 8 color press. While the 8 color press is presently operational, there is no assurance that the press will remain fully operational and the Company may experience additional delay and cost in its operation.

     19. Pending Legal Action. The Company is a plaintiff in an action in the New York State Supreme Court against HBE Leasing Corp ("HBE"). While the Company believes it has a meritorious cause of action, there is no assurance that it will obtain a Judgment against HEB or that a judgment will be collectible by the Company. HBE has filed a counter-claim against the Company for $3,000,000 for actual and punitive damages. The Company believes that it has a meritorious defense to the counter-claim.

     20. Mortgaged Real Property. The Company's real property, executive offices, plant and manufacturing facility have two real property mortgages aggregating the sum of $2,826,667 on its real property.

     21. Environmental. The Company utilizes chemicals and related materials in the manufacturing process. While the Company has takes steps to assure that its manufacturing process is in compliance with both federal and state environmental standards, there are no assurances that the company will remain in compliance or that existing regulations will not be modified or revised resulting in the Company being required to expend additional costs and expenses.


                            This Space Intentionally
                                   Left Blank

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock under the offering by Selling Stockholders. In the event any option or warrant holder elects to exercise, then in that event the Company will receive proceeds. In the event proceeds are received, they will be used for working capital purposes.

                         DETERMINATION OF OFFERING PRICE

     The offering price is to be determined by the market price for the Company's Common Stock as traded on the NASDAQ Pink Sheet market.

                              SELLING STOCKHOLDERS

     The selling stockholders (the "Selling Stockholders") are Baratta & Goldstein, Herbert C. Beim, Kuldeep & Meenakshi Bhargava, Alfred E. Bracher III, Anthony J. Cataldo, Gary A. Fowler, Merrill Ganson, Martin C. Goldman, Daryl Hagler, Niloufar Hakimi, Robert Haller, The Intergroup Corporation, Elliot Kahan, Kalma M. Kahan, Clifford T. Katz, Ron J. Katz, Maimon Leavitt, Arthur W. Lewis, Livia Management Corp., Alan J. Mintz, Palomar Medical Technologies, Inc., Jacob Rahmanan, William J.Rank, Doreen Reinhardt, Joseph F. Roda, Penelope
N. Roda, John A. Sanacore, Robert Siegel, Stephen R. Strauhs, Tontine Holdings Corp., Charles L. Whetstone, L. Eric Whetstone, John V. Winfield, Young Management Group, Inc., Lewis Ziegler, Kurt R. Ziemer and Richard D. Ziemer. The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders which are covered by this Prospectus; and the number of shares of Common Stock which will be owned by the Selling Stockholders upon completion of the offering:


                                  Number of Shares        Number of Shares        Number of Shares
       Name of                         Owned            to be Sold Pursuant          to be Owned
Selling Stockholders            Prior to Offering(1)    to this Prospectus(2)    after Offering (3)
- --------------------            --------------------    ---------------------    ------------------
Baratta & Goldstein                   150,000(4)               150,000                    0
Herbert C. Beim                        25,000(5)                25,000                    0
Kuldeep & Meenakshi Bhargava           20,000(5)                20,000                    0
Alfred E. Bracher III                 100,000(5)               100,000                    0
Anthony J. Cataldo                    373,597(6)               373,597                    0
Gary A. Fowler                         10,000(5)                10,000                    0
Merrill Ganson                         15,000(5)                15,000                    0
Martin C. Goldman                     270,000(5)               270,000                    0
Daryl Hagler                           25,000(5)                25,000                    0
Niloufar Hakimi                        20,000(5)                20,000                    0
Robert Haller                          25,000(5)                25,000                    0
The Intergroup Corporation            100,000(5)               100,000                    0
Elliot  Kahan                          25,000(5)                25,000                    0
Kalma M. Kahan                         25,000(5)                25,000                    0

                                   Number of Shares        Number of Shares        Number of Shares
       Name of                          Owned            to be Sold Pursuant          to be Owned
Selling Stockholders             Prior to Offering(1)    to this Prospectus(2)    after Offering (3)
- --------------------             --------------------    ---------------------    ------------------
Clifford T. Katz                       25,000(5)                25,000                     0
Ron J. Katz                            25,000(5)                25,000                     0
Maimon Leavitt                        100,000(5)               100,000                     0
Arthur W. Lewis                         5,000(5)                 5,000                     0
Livia Management Corp.                500,000(5)               500,000                     0
Alan J. Mintz                           5,000(5)                 5,000                     0
Palomar Medical Technologies,       1,000,000(5)             1,000,000                     0
Jacob Rahmanan                        350,000(5)               350,000                     0
William J.Rank                         20,000(5)                20,000                     0
Doreen Reinhardt                       50,000(5)                50,000                     0
Joseph F. Roda                         60,000(5)                60,000                     0
Penelope N. Roda                       60,000(5)                60,000                     0
John A. Sanacore                       25,000(5)                25,000                     0
Robert Siegel                          50,000(5)                50,000                     0
Stephen R. Strauhs                     50,000(7)                50,000                     0
Tontine Holdings Corp.                 43,775(8)                43,775                     0
Charles L. Whetstone                   10,000(5)                10,000                     0
L. Eric Whetstone                      30,000(5),(8)            30,000                     0
John V. Winfield                      100,000(5)               100,000                     0
Young Management Group, Inc.          800,000(9)               800,000                     0
Lewis Ziegler                          25,000(5)                25,000                     0
Kurt R. Ziemer                         50,000(5)                50,000                     0
Richard D. Ziemer                       5,000(5)                 5,000                     0
         Total                      4,572,372                4,572,372                     0

- ----------
(1) Assumes the exercise of all Warrants and Options presently held and includes all shares issuable upon exercise.

(2) Includes shares of Common Stock issuable upon exercise of Warrants and Options.

(3) Assumes the sale of all shares covered by this Prospectus.

(4) Includes 125,000 options to purchase 125,000 shares of Common Stock exercisable at $1.00 per share expiring May 8, 2001.

(5) Shares of Common Stock sold under the Company's private offering under Regulation D.

(6) Includes 173,597 shares of the Company's Common Stock and 100,000 options to purchase 100,000 shares of Common Stock at $1.00 per share expiring May 27, 1997 and 100,000 options to purchase 100,000 shares of common stock at $2.00 per share expiring May 27, 1998. Mr. Cataldo is Assistant Secretary of the Company.

(7) Includes 50,000 options to purchase 50,000 shares of the Company's Common Stock at $1.00 per share expiring May 8, 2001.

(8) Mr. Eric Whetstone is a director of Tontine Holdings Corp.

(9) Includes 300,000 warrants to purchase 300,000 shares of the Company's Common Stock at $1.00 per share expiring one year from the date of the grant and 500,000 warrants to purchase 500,000 shares of the Company's Common Stock at $2.00 per share expiring two years from the date of the grant.

                              PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus are being registered by the Company for the respective accounts of the Selling Stockholders. The Company will pay all expenses of registering the Shares. Although, the Company will receive proceeds upon exercise of options or warrants by the Selling Stockholders, the Company will not receive any of the proceeds from sales by the Selling Stockholders. The Company understands that none of such Shares will be offered through underwriters.

     The Shares may be sold from time to time by Selling Stockholders either through one or more brokers or dealers on the pink sheet market, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection therewith, the Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, and commissions or discounts or any profit realized on the sale of Shares received by the Selling Stockholders or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Act. As of the date of this Prospectus, the Company understands that the Selling Stockholders do not have any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of their respective Shares.

                           DESCRIPTION OF COMMON STOCK

Common Stock

     General

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.01 par value, of which 10,538,349 shares are outstanding.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share of record on all matters to be voted on by the stockholders. As voting by the holders of the Common Stock is not cumulative, the holders of in excess of 50% of the shares of Common Stock outstanding will be able to elect all of the directors.

     Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution. Shares of Common Stock are not redeemable and have no pre-emptive, conversion or similar rights. All outstanding shares of Common Stock are, and the shares offered hereby will upon issuance by, fully paid and nonassessable.

     Future Sales of Common Stock

     A substantial number of the shares of Common Stock presently outstanding are "restricted securities" as that term is defined in Rule 144 under the Act and may be sold only in compliance with such Rule, pursuant to registration under the Act or pursuant to another exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of (i) 1% of the Company's then outstanding Common Stock or (ii) the average weekly volume of trading of such Common Stock as reported during the preceding four calendar weeks and certain non-affiliated persons may sell without regard to such restrictions after holding such securities for three years.

     The description of the Common Stock contained in the Company's Registration Statement on Form S-18 under the Exchange Act (Commission File No. 2-76262-NY) is hereby incorporated herein by reference.

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     The Company's legal counsel Baratta & Goldstein, has been issued 25,000 shares of the Company's Common Stock and 125,000 options to purchase 125,000 shares of the Company's Common Stock at $1.00 per share for a period of five years, expiring on May 8, 2001, in consideration for legal services performed for the Company and in connection with the preparation of this registration statement. The shares of common stock and the shares of common stock underlying the options are included within this registration.

     The Company's former certified public accountant, Stephen R. Strauhs was granted 50,000 options to purchase 50,000 shares of the Company's Common Stock at $1.00 per share for a period of five years, expiring on May 8, 2001, in consideration for services rendered to the Company. The shares of common stock underlying the options are included within this registration.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Consolidated financial statements and financial statement schedules of the Company as of November 30, 1995, and for the fiscal year ended November 30, 1995, incorporated by reference herein and elsewhere in this Prospectus have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Goldstein & Morris, P.C., independent certified public accountant(s), incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINION

     The validity of the securities being offered hereby is being passed upon Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017.

                                 INDEMNIFICATION

     The Business Corporation Law of the State of New York grants each corporation organized hereunder the power to indemnify its officers and directors against liability under certain circumstances. The Company's Certificate of Incorporation provides theat the Company shall, to the full extent permitted by law, indemnify all directors, officers, employees and agents of the Company. The Company's Certificate of Incorporation also contains a provision eliminating the liability of directors of the company to the Company or its stockholders for monetary damages, except under certain circumstances.

     Insofar as indemnifaction for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Act.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or person controlling the company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                            This Space Intentionally
                                   Left Blank

     No dealer, sales person or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in the accompany Prospectus Supplement in connection with the offer contained in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any agent or dealer. Neither the delivery of the Prospectus and the accompanying Prospectus Supplement, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus and in the accompanying Prospectus Supplement. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                                Table of Contents


Available Information......................................................   2
Documents Incorporated by Reference........................................   2
The Company................................................................   3
Risk Factors...............................................................   5
Use of Proceeds............................................................   8
Determination of Offering Price............................................   8
Selling Stockholders.......................................................   8
Plan of Distribution.......................................................  10
Description of Common Stock................................................  10
Experts....................................................................  11
Legal Opinion..............................................................  11
Indemnification............................................................  11





                               4,572,372 Shares of

                                  Common Stock
                                ($.01 par value)



                        Laser Master International, Inc.



                             ---------------------

                                   Prospectus

                             ---------------------



                              September     , 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.(1)

          Registration Fee .............   $    1,085.48
          Legal Fees and Disbursements..   $   60,000.00
          Accounting Fees...............   $   10,000.00
          Miscellaneous ................   $    5,000.00
                                           -------------
                    Total ..............   $   76,085.48

- ----------
     (1) All of the items except the Registration Fee are estimated. The expenses of this offering are being paid by the Company.


Item 15. Indemnification of Directors and Officers.

     The Business Corporation Law of the State of New York grants each corporation organized thereunder the power to indemnify its officers and directors against liability under certain circumstances. The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by law, indemnify all directors, officers, employees and agents of the Company. The Company's Certificate of Incorporation also contains a provision eliminating the liability of directors of the Company to the Company or its stockholders for monetary damages except under certain circumstances.

     The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Act.


Item 16. Exhibits

     3.1    Certificate of Incorporation(1)

     3.2    Amendment to Certificate of Incorporation, filed June 15, 1981(1)

     3.3    Amendment of Certificate of Incorporation dated October 1981(2)

     3.4    Amendment of Certificate of Incorporation dated February 17, 1982(1)

     3.5    Amendment to Certificate of Incorporation dated April 8, 1985(3)

     3.6    Amendment to Certificate of Incorporation, filed May 9, 1996(4)

     3.7    By-Laws(1)

     4.1    Subordinated Convertible Term Note and Regulation "S"
            Subordinated Convertible Note Purchase Agreement(5)

     4.2    Form of Young Management Group Inc. Warrants(12)

     5.1    Opinion of Baratta & Goldstein as to legality*

     10.1   Form of Employment Agreement between Registrant and Mendel Klein*

     10.2   Form of Employment Agreement between Registrant and Abraham Klein(6)

     10.3   Form of Employment Agreement between Registrant and Dov Klein(6)

     10.4   Form of Employment Agreement between Registrant and Hershel Klein(6)

     10.5 Form of Employment Agreement between Registrant and Anthony J. Cataldo(6)

     10.6   Form of Stock Option awarded to Mendel Klein(6)

     10.7 Contract for the purchase of 1000 First Street, Harrison, New Jersey by the Registrant's wholly owned subsidiary Harrison Realty Corp.(8)

     10.8 Lease Agreement between Harrison Realty Corp. the Registrant's wholly owned subsidiary and RPW Enterprises, Inc. (7)

     10.9 Lease Agreement between Flexo-Craft Prints, Inc. the Registrants wholly owned subsidiary and Inner Secrets, Inc. (Filed herewith)

     10.10  Contract for purchase of Eight Color Press*

     10.11 Union and Association Contract with Unified Production Workers Union Local 17-18.(1)

     10.12 Letter of Credit Reimbursement Agreement entered into between Flexo-Craft Prints, Inc. a wholly owned subsidiary of the Registrant and National Westminster Bank NJ to cover the purchase price of the eight color press.(10)

     10.13 Mortgage with National Westminster Bank of New Jersey N. A. (Fleet Bank N.A).(9)

     10.14 New Jersey Economic Development Authority Tax Exempt Bond for $2,100,000(9)

     10.15 New Jersey Economic Development Authority Tax Exempt Bond for $3,600,000(9)

     10.16 Form of Contract for the sale of 185 Front Street by 185 Front Street Corp. the Registrant's wholly owned subsidiary(11)

     15.1 Letter of Goldstein & Morris, P.C. on Unaudited Interim Financial Information*

     23.1   Consent of Goldstein & Morris, P.C. (Filed herewith)

     23.2   Consent of Baratta & Goldstein (To be included in Exhibit 5.1)

     24.1   Power of Attorney (Filed herewith)

     27.1   Financial Data Schedule (Filed herewith)

- ----------
 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-18 (File No. 2-76262-NY) dated March 9, 1982.

 (2) Incorporated by reference by the Amendment to the Registrant's Registration Statement on Form S-18 dated October 4, 1982

 (3)  Incorporated by reference to the Registrant's Form 8-K, dated
      April 22, 1985.

 (4)  Incorporated by reference to the Registrant's Form 8-K dated May 7, 1996.

 (5)  Incorporated by reference to the Registrant's Form 8-K dated July 3, 1996.

 (6)  Incorporated by reference to the Registrant's Form 8-K dated May 23, 1996.

 (7)  Incorporated by reference to the Registrant's Form 8-K dated May 24, 1994.

 (8) Incorporated by reference to the Registrant's Form 8-K dated December 28, 1993.

 (9) Incorporated by reference to the Registrant's Form 8-K dated October 17, 1994.

(10)  Incorporated by reference to the Registrant's Form 8-K dated June 6, 1994.

(11)  Incorporated by reference to the Registrant's Form 8-K dated
      July 26, 1995.

(12)  Incorporated by reference to the Registrant's Form 8-k dated May 21, 1996.

*     To be Filed by Amendment

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individual or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) If the registrant is a foreign private issuer, to fila a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant tot his paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrison, State of New Jersey, on September 12, 1996.




                                      Laser Master International, Inc.
                          ------------------------------------------------------
                                               (Registrant)


                          By:  /s/ Mendel Klein
                              --------------------------------------------------
                              Mendel Klein, President & Chief Executive Officer
                                            (Signature and Title)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dated indicated:


           Signature                    Title                        Date
           ---------                    -----                        ----

Principal Executive, Financial
  and Accounting Officer

  /s/ Mendel Klein             President and Treasurer       September 12, 1996
- -----------------------------
        (Mendel Klein)

A majority of the Board
  of Directors:

 /s/ Mendel Klein              Chairman, President and       September 12, 1996
- ------------------------------   Director
       (Mendel Klein)


 /s/ Leah Klein                Vice President and Director   September 12, 1996
- ------------------------------
       (Leah Klein)


                               Vice President and Director   September   , 1996
- -------------------------------
       (Mirel Spitz)


 /s/ Abraham Klein             Director                      September 12, 1996
- -------------------------------
       (Abraham Klein)